Exhibit 99.2

USANA Health Sciences, Inc.

Q4 2015 and Fiscal 2015 Management Commentary,

Results and Outlook

  Fourth quarter net sales increased 2.1% to $232.6 million, but increased 17.7% excluding the impact of a stronger U.S. dollar and a shorter 13-week reporting period
  Fourth quarter EPS increased 10.9% to $1.83
  Number of active Associates increased 20.6% to 421,000
  For the year, net sales increased 16.2% to a record $918.5 million and EPS increased 28.2% to a record $7.18
  Initial 2016 net sales and EPS outlook provided

February 9, 2016

Overview

The fourth quarter of 2015 was a strong finish to another successful year for USANA.  In 2015, we achieved our 13th consecutive year of record sales and reported the highest annual earnings and earnings per share results in the history of the Company.  We also ended the year with a record number of Associates and Preferred Customers.  Customer growth continues to be our primary objective as we focus on improving the overall health and nutrition of individuals and families around the world.  Our sales and customer growth reflect the demand around the world for USANA’s high-quality product offering.

Our results for the year were driven by execution of our 2015 growth strategies, which included (i) offering market-specific incentives to motivate our sales force, (ii) advancing our personalization initiative, and (iii) increasing our brand recognition to make it easier for our sales force to talk about USANA.

During the year, we offered a variety of market specific incentives to our sales force.  The most impactful incentive was offered world-wide during late 2014 and, during the first part of 2015, in China. This incentive, and its residual effect, was successful in accelerating our customer growth during much of 2015.  During the second half of 2015, we offered additional incentives in many of our markets to continue driving customer growth.  During the fourth quarter we did not offer new promotions in China and, instead, focused on training the significant number of new Associates in this key market. Nevertheless, the short-term incentives we offered in many of our markets during 2015 contributed to our 20.6% Associate growth and 9.9% Preferred Customer growth year-over-year.

We also continued to advance our personalization strategy during the year.  Over the last few years, we have added personalized aspects to our global brand, Associate compensation plan, and our Associates’ e-business environment to make it easier and more enjoyable to do business with USANA.  In 2015, we continued to personalize our product line by introducing our new “MySmartTMFoods” products.  MySmartTMFoods are science-based, healthy nutrition shakes, bars, boosters and flavor optimizers that provide our customers with customized healthy food options.  We made MySmartTMFoods available to our Associates for a limited time in 2015 as a pre-launch opportunity to purchase and try the products.  During the first half of 2016, we will officially launch these products.

Finally, we increased our brand recognition in 2015 by expanding our relationship with Dr. Mehmet Oz, as a Trusted Partner and Sponsor of The Dr. Oz Show, and by continuing to advance our athlete sponsorship program around the world.  Under our partnership with Dr. Oz, USANA products were regularly featured on The Dr. Oz Show in 2015.  This partnership has increased our brand recognition in North America and our other regions around the world.  Today, each episode of The Dr. Oz Show that features a USANA product, is translated and made available to Associates in individual markets via YouTube and other social media outlets for use in promoting the USANA brand.  Additionally, viewers of The Dr. Oz Show are able to purchase USANA products via a direct link on the show’s website.

Q4 2015 Results

For the fourth quarter of 2015, net sales increased by 2.1% to $232.6 million on a year-over-year basis.  Fluctuations in currency exchange rates negatively impacted net sales by $16.5 million. On a constant currency basis, net sales increased by 9.3% year-over-year as a result of strong local currency sales growth in most of our markets.  Additionally, the fourth quarter of 2015 was a 13-week quarter as compared to a 14-week quarter in the prior year period.  The Company estimates that the extra week in 2014 contributed approximately $16 million to sales for that quarter.  Excluding the impact of currency and the extra week of sales in the prior year period, net sales would have increased 17.7% for the quarter.

Sales growth was driven by a 20.6% increase in the number of active Associates and a nearly 10% increase in the number of active Preferred Customers.  Our Asia Pacific region generated most of our Associate growth, where the number of Associates increased 26.1% year-over-year.  Every market within Asia Pacific generated solid customer growth with Greater China representing the majority of growth.

During the quarter, we held our annual China National Meeting in Qingdao, where a record number of our Associates gathered to celebrate their success and receive additional training.  We also officially opened Indonesia, which marks our 20th market worldwide.  We are optimistic about the potential of Indonesia and continue to execute our post-launch strategies to build a solid base of product users and sales leaders in this market.

Net earnings for the fourth quarter increased by 12.5% to $24.0 million year-over-year, while earnings per share increased 10.9% to $1.83.  Fluctuations in currency exchange rates negatively impacted earnings per share by an estimated $0.28.

Relative to our expectations for the fourth quarter, earnings per share did not meet our expectations.  This was the result of higher than anticipated selling, general and administrative expense and Associate incentives expense, as well as the negative impact of currency fluctuations.  The incremental selling, general and administrative expense was largely the result of higher equity compensation expense, which reduced earnings per share for the quarter by approximately $0.07 cents.  Associate Incentive expense was higher due to a larger than expected number of Associates qualifying for incentive trips and contests, which reduced earnings per share for the quarter by approximately $0.03.  Finally, currency negatively impacted EPS by $0.03.

Weighted average diluted shares outstanding were 13.1 million at the end of the fourth quarter of 2015, compared to 12.9 million in the prior-year period.  During the fourth quarter of 2015, the Company repurchased 456,790 shares of common stock for a total investment of $61.2 million. The Company ended the year with $143.2 million in cash and cash equivalents and no debt.  As of February 5, 2016, the Company has subsequently invested $44.8 million to repurchase approximately 366,134 shares pursuant to a Rule 10b5-1 plan. As of February 5, 2016, there was $55.2 million remaining under the current share repurchase authorization.  Also as of this date, the company had $32 million outstanding on its line of credit.

Regional and Financial Results

Asia Pacific Region | Q4 2015 Net Sales of $172.1 million; 74.0% of Consolidated Net Sales

Net sales in Asia Pacific increased 5.4% year-over-year.  The number of active Associates in the region increased 26.1% year-over-year and 5.4% sequentially.  This performance was the result of strong growth in our active Associates in each of Greater China, Southeast Asia Pacific, and North Asia.  Net sales in Asia Pacific as a whole were negatively impacted by $11.2 million due to a strengthening U.S. dollar, and an additional week of sales in Q4 2014.  Excluding the impact of currency and the extra week of sales in the prior year period, net sales in Asia Pacific would have increased approximately 20.9% for the quarter.

Greater China.  Net sales in Greater China increased 10.9% year-over-year, but increased 15.1% on a constant currency basis.  Currency fluctuations reduced net sales by $4.4 million in this region. Mainland China continued to drive our growth here, where local currency sales increased 33.7% year-over year and the number of active Associates increased 46.6%.  Excluding the impact of currency and the extra week of sales in the prior year period, net sales in Greater China would have increased approximately 24.0% for the quarter.

Southeast Asia Pacific.  Net sales in the Southeast Asia Pacific region decreased 7.5% year-over-year, but increased 4.8% on a constant currency basis.  A strong U.S. dollar negatively impacted net sales by $6.2 million in this region. During the quarter, we saw strong local currency sales growth in most of the markets within this region.  Excluding the impact of currency and the extra week of sales in the prior year period, net sales in the Southeast Asia Pacific region would have increased by around 12.9% for the quarter.

North Asia.  Net sales in North Asia increased 13.5% year-over-year, but increased 20.7% on a constant currency basis.  Sales growth was driven by 18.2% Associate growth in the region.  South Korea continued to drive our growth in this region, where the number of Associates increased 33.3% and local currency sales increased 23.7% year-over-year.  Excluding the impact of currency and the extra week of sales in the prior year period, net sales in North Asia would have increased approximately 30.0% for the quarter.

Americas and Europe Region | Q4 2015 Net Sales of $60.5 million; 26.0% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 6.3% year-over-year, but increased 1.9% on a constant currency basis.  In absolute terms, a strong U.S. dollar had the effect of reducing net sales in the region by $5.3 million.  The number of active Associates in the region increased 3.5% largely as a result of strong customer growth in Mexico and Canada. Mexico and Canada also generated year-over-year local currency sales growth of 13.3% and 8.4%, respectively.  Excluding the impact of currency and the extra week of sales in the prior year period, net sales in the Americas and Europe region would have increased by approximately 9.7% for the quarter.

Quarterly Income Statement Discussion

Gross margins declined 80 basis points year-over-year, due in large part to unfavorable changes in currency exchange rates.  This impact was partially offset by a favorable change in our market sales mix as well as modest price increases introduced during the first quarter of 2015.

Associate incentives expense for the quarter decreased 220 basis points year-over-year to 44.5% of net sales.  The decrease in Associate Incentives expense as a percentage of net sales was due primarily to a promotion during the fourth quarter of 2014, which significantly increased incentives in that quarter.

Selling, general and administrative expense was 23.2% of net sales, an increase of 70 basis points compared to the prior year period.  The increase in selling, general and administrative expense, on an absolute basis, was due to expenses related to our growth in China as well as investments in infrastructure, brand recognition, and product innovation. A stronger U.S. dollar negatively impacted SG&A by 60 basis points, on a comparative basis.

2015 Results

For fiscal 2015, net sales increased by 16.2% to $918.5 million.  Net sales growth was largely driven by sales and Associate growth in the Company’s Asia Pacific region.  Additionally, the prior year benefited from an extra week of sales and net sales for the full-year 2015 were negatively impacted by $53.6 million due to a strengthening U.S. dollar.  Excluding the impact of currency and the extra week of sales in the prior year, net sales would have increased by around 25.6%.

Net earnings for 2015 were $94.7 million, an increase of 23.5% when compared with the prior-year.  Higher net sales were the primary catalyst to the growth in net earnings.  Fluctuations in currency exchange rates negatively impacted earnings per share by an estimated $0.92. Earnings per share for the year increased by 28.2% to $7.18, compared to $5.60 in the prior year.  This increase in earnings per share is attributable to higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases during 2015.  Weighted average diluted shares outstanding were 13.2 million as of the end of 2015, compared with 13.7 million in the prior year.

Outlook

Fiscal 2016 will be another important year for USANA as we execute the next phase of personalizing our product line and continue investing in our business to support both current and future growth objectives.  During the first half of the year, we plan on officially launching our MySmartTMFoods product line around the world and hosting a variety of launch events with our Associates.  We will follow this up with another significant product launch as well as a new technology launch in the second half of the year, which will take USANA’s world-class products to a new level, keeping USANA at the forefront of nutritional supplementation.

We plan on continuing our strategy to increase brand recognition through our partnership with The Dr. Oz show and our athlete sponsorship program. We will also continue to offer market-specific incentives to drive customer growth.

Finally, we will make several strategic investments in our business in 2016, including:

  Investment to support new product offerings and launches in 2016 and 2017 as previously mentioned;
  Increased research and development investment to drive future product and technology innovation;
  Investment in information technology systems and infrastructure to support our growing customer base and to further improve the experience of doing business with USANA around the world; and
  Continued investment in Mainland China to support and train a growing Associate base, shift production to a new manufacturing facility, and enhance other infrastructure and operations throughout this key market.

These investments are central to USANA’s business and we believe they are essential to achieving both current and longer-term growth objectives.

In light of our 2016 growth strategies and investments, we provided the following consolidated net sales and earnings per share outlook for fiscal year 2016:

  Consolidated net sales between $1.02 billion and $1.05 billion
  Earnings per share between $7.60 and $8.15

Our outlook reflects:

  Continued negative currency pressure from a stronger U.S. dollar, which we estimate will reduce sales by approximately $54 million for 2016;
  Relative gross margin and Associate incentives expense in-line with 2015 operating results;
  An operating margin between 14% to 14.5% as a result of the previously noted investments; and
  A reduced share count as a result of the company’s active share repurchase program.

For fiscal 2015 we communicated that capital spending would total around $45 million.  A significant portion of the planned capital spending for 2015 was delayed and has been rolled forward and added to the planned capital outlay for fiscal 2016.  We believe capital spending will total between $35 and $40 million for the year.  Although we are planning to increase the level of expense investing for 2016, our long-term target for operating margin continues to be 15%.  We believe that this level of operating margin provides motivation and balance for USANA’s key stakeholders.

As we begin fiscal 2016, we are confident in the strength of our business around the world and the growth strategies we have in place. We expect to deliver another year of record results in 2016.

Dave Wentz

Co-CEO

Kevin Guest

Co-CEO

Paul Jones

Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2016.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact Patrique Richards 801-954-7961 Investor.relations@us.usana.com	Media Contact Dan Macuga 801-954-7280 Public Relations